At close of business on October 9, 2015, Nationwide Fund ("Acquiring Fund")
acquired all of the net assets of Nationwide HighMark Value Fund ("Target
Fund"), each a series of the Trust, pursuant to a plan of reorganization approved by the Board of Trustees at a meeting held on June 10, 2015. The reorganization of the Target Fund was not required to be approved by the shareholders of the Target Fund. The purpose of the reorganization was to combine funds managed by NFA that had comparable objectives and investment strategies. The reorganization was accomplished by a tax free exchange of
4,816,605 shares of the Acquiring Fund, valued at $103,964,495, for the assets of the Target Fund. The investment portfolio of the Target Fund, with a fair value of $98,308,418 and identified cost of $94,247,678 at October 9,
2015, was the principal asset acquired by the Acquiring Fund. The net assets of the Acquiring Fund immediately before the acquisition were $854,000,295.
The net assets of the Acquiring Fund immediately following the acquisition were $957,964,790. For financial reporting purposes, assets received and shares issued by the Acquiring Fund were recorded at the then current fair values; however, the cost basis of the investments received was carried forward to align ongoing reporting of the Acquiring Fund's realized and unrealized gains and losses with amounts distributable to shareholders for tax purposes. Shareholders of Class A, Class C, and Institutional Service
Class shares of the Target Fund received a number of shares proportional to their ownership of the corresponding class of the Acquiring Fund. Shareholders of Institutional Class shares of the Target Fund received a number of shares proportional to their ownership of Institutional Service Class of the Acquiring
Fund.

The following is a summary of Shares Outstanding, Net Assets, Net Asset Value
Per Share and Net Unrealized Appreciation/(Depreciation) immediately before and after the reorganization.

Fund/Class         Shares
  Net     Net Asset Value
Net Unrealized
                 Outstanding     Assets       Per Share
      Appreciation/
                                                             (Depreciation)

Target Fund

Nationwide HighMark Value Fund
$   4,060,740

 Class A
         5,387,399
$  67,107,918   $   12.4565

Class C
           237,231      2,797,805       11.7936

Institutional
 Service Class
   2,713,901     34,017,486
       12.5345

Institutional
 Class
               3,294         41,286
12.5331

Acquiring Fund

Nationwide Fund                                             $  71,677,188

Class A
         3,466,579
  $  75,314,835   $   21.7260

Class C
           100,881      2,057,810       20.3983

Class R             2,575         54,857       21.3073

 Institutional
 Service Class
  36,267,432    776,572,793
       21.4124

After Reorganization

Nationwide Fund

$  75,737,928

 Class A
         6,555,419  $ 142,422,753   $   21.7260

Class C
           238,041      4,855,615       20.3983

Class R
             2,575         54,857       21.3073

Institutional
 Service Class
  37,858,037    810,631,565
       21.4124

The following pro forma information for the year ended October 31, 2015 is provided as though the reorganization had been completed on November 1,
2014, the beginning of the annual reporting period for the Fund:

*  Net investment income $13,503,271;
*  Net gain on investments $79,906,592;
*  Net change in unrealized appreciation/(depreciation) $(56,556,825); and
*  Net increase in net assets resulting from operations $36,853,038.

Because the Fund's combined investment portfolio has been managed as a single integrated portfolio since the reorganization was completed, it is not practical to separate the amounts of revenue and earnings of the Target
Fund that have been included in the Acquiring Fund's Statement of Operations since October 9, 2015.

At close of business on October 9, 2015, Nationwide HighMark Large Cap Core
Equity Fund ("Acquiring Fund") acquired all of the net assets of Nationwide
HighMark Large Cap Growth Fund ("Target Fund"), each a series of the Trust, pursuant to a plan of reorganization approved by the Board of Trustees at a meeting held on June 10, 2015. The reorganization of the Target Fund was not required to be approved by the shareholders of the Target Fund. The purpose of the reorganization was to combine funds managed by NFA that had comparable objectives and investment strategies. The reorganization was accomplished by a tax free exchange of 2,321,147 shares of the Acquiring
Fund, valued at $30,358,213, for the assets of the Target Fund. The investment portfolio of theTarget Fund, with a fair value of $26,801,751 and identified cost of $24,770,326 at October 9, 2015, was the principal asset acquired by the Acquiring Fund. The net assets of the Acquiring Fund immediately before the acquisition were $56,559,803. The net assets of the
Acquiring Fund immediately following the acquisition were $86,918,016. For financial reporting purposes, assets received and shares issued by the
Acquiring Fund were recorded at the then current fair values; however, the cost basis of the investments received was carried forward to align ongoing reporting of the Acquiring Fund's realized and unrealized gains and losses with amounts distributable to shareholders for tax purposes. Shareholders of
Class A, Class C, Institutional Service Class, and Institutional Class
shares of the Target Fund received a number of shares proportional to their ownership of the corresponding class of the Acquiring Fund.

The following is a summary of Shares Outstanding, Net Assets, Net Asset Value
Per Share and Net Unrealized Appreciation/(Depreciation) immediately before and after the reorganization.

Fund/Class         Shares
  Net     Net Asset Value
Net Unrealized
                 Outstanding     Assets       Per Share
      Appreciation/
                                                             (Depreciation)

Target Fund

Nationwide HighMark Large Cap Growth Fund                   $   2,031,425
 Class A
         2,544,039
$  15,089,270
      $  5.9312

Class C
           481,505       2,185,100         4.5381

Institutional
 Service Class
   2,054,309      12,815,155         6.2382

 Institutional
 Class
              43,140         268,688         6.2283

Acquiring Fund

Nationwide HighMark Large Cap Core Equity Fund

           $   8,437,473
 Class A
           809,799   $  10,606,851
$  13.0981

Class C
            91,274       1,154,720        12.6512

Institutional
 Service Class
   3,407,698      44,746,769        13.1311

 Institutional
 Class
               3,921          51,463        13.1257

After Reorganization

Nationwide HighMark Large Cap Core Equity Fund              $  10,468,898

 Class A
         1,961,814
   $  25,696,121     $  13.0981

Class C
           263,994       3,339,820        12.6512

Institutional
 Service Class
   4,383,640      57,561,924        13.1311

Institutional
 Class
              24,391         320,151        13.1257

The following pro forma information for the year ended October 31, 2015 is provided as though the reorganization had been completed on November 1, 2014, the beginning of the annual reporting period for the Fund:

*  Net investment income $626,824;
*  Net gain on investments $16,943,471;
*  Net change in unrealized appreciation/(depreciation) $(9,199,209); and
*  Net increase in net assets resulting from operations $8,371,086.

Because the Fund's combined investment portfolio has been managed as a single integrated portfolio since the reorganization was completed, it is not practical to separate the amounts of revenue and earnings of the Target
Fund that have been included in the Acquiring Fund's Statement of Operations since October 9, 2015.